Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:
Mark Ties, CFO
XATA Corporation
952-707-5600
mark.ties@xata.com
XATA Reports 52% Growth in 3rd Quarter Revenue,
On-Track to Achieve Record Revenue for Fiscal 2006

MINNEAPOLIS, August 9, 2006—XATA Corporation (Nasdaq:XATA), the leader in onboard fleet management systems for private fleet transportation, announced today that its 3rd quarter revenue of $7.4 million increased 52 percent compared to $4.9 million in the same period in fiscal 2005. Deferred revenue also increased 71 percent to $13.0 million at the end of the third quarter of fiscal 2006 compared to $7.6 million at the end of the third quarter of fiscal 2005.
For the nine months ended June 30, 2006, net sales increased approximately 62 percent to a record $22.3 million, compared to $13.7 million in the same period of fiscal 2005.
The growth in net sales and deferred revenue was primarily attributed to increased demand for XATANET, XATA’s on-demand hosted fleet management system that helps fleets reduce fuel consumption, improve driver productivity and automate compliance reporting.
“We are pleased that the 3rd quarter of 2006 continues a trend of year-over-year revenue growth for the company with over 460 companies now on XATANET and approximately 52,000 trucks embracing our technology to help manage escalating fuel costs and improve customer service,” stated Craig Fawcett, XATA Chairman and CEO. “We intend to stay focused on the expansion of our sales and customer support organizations as strong demand for our innovative solutions continues and the benefits from shifting our business model to a subscription-based platform accelerate.”
“With our business beginning to scale and generating increasingly predictable cash flows, we are pleased to announce that this quarter marks our third consecutive quarter of year-over-year improvement in our operating results,” stated Mark Ties, XATA Chief Financial Officer. “We continue to focus on rapid growth while closely monitoring costs. As a result, total costs and expenses have decreased on a year-over-year basis, 14 basis points and 21 basis points, respectively, for the quarter and nine months end June 30, 2006.”
“Furthermore, XATA’s overall financial condition remains strong as the Company generated approximately $2.9 million in cash in the third quarter and now has approximately $8.3 million in cash and cash equivalents,” continued Mr. Ties.
Sales of XATANET increased to 57 percent of total net sales for the third quarter of fiscal 2006, compared to 31 percent for the third quarter of fiscal 2005. XATANET system sales
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amounted to 48 percent of total net sales for the nine months ended June 30, 2006. Sales of the Company’s OpCenter systems were consistent with fiscal 2005 results on a year over year basis.
Costs of sales for the third quarter of fiscal 2006 were $4.4 million, compared to $2.5 million for the third quarter of fiscal 2005. The increase of $1.9 million was primarily due to an increase in XATANET system sales. Gross margins on new XATANET system sales continue to improve as cost initiatives take hold, although margin activity over the next couple of quarters will fluctuate as transactions from fiscal 2005 are recognized as part of our accounting for deferred revenue.
Research and development costs were $0.9 million for the third quarter of fiscal 2006, consistent with same period of fiscal 2005. For the nine months ended June 30, 2006 and June 30, 2005 these same costs totaled $2.5 million and $3.0 million, respectively. The decrease of $0.5 million was due to the capitalization of software development costs for projects that have reached technological feasibility.
Selling, general and administrative costs for the third quarter of fiscal 2006 were $2.8 million, compared to $2.6 million for the third quarter of fiscal 2005. The increase of $0.2 million was primarily due to costs incurred associated with the expansion of the Company’s direct sales force. For the nine months ended June 30, 2006 and June 30, 2005 these same costs totaled $8.5 million and $7.1 million, respectively.
About XATA
A pioneer in onboard fleet management solutions since 1985, XATA revolutionized the trucking industry by being the first to introduce paperless driver logs, exception-based reporting and dynamically updated fleet standards. Today, XATA continues to lead the industry by seamlessly combining global positioning, wireless communication and fleet management software to help companies optimize the efficiency of their fleets. The Company’s proven solutions enable its customers to reduce fuel costs, increase productivity, improve safety and enhance customer service. Today, XATA systems increase the productivity in approximately 52,000 trucks at over 1,700 distribution centers across North America. For more information, visit www.xata.com or call 1-800-745-9282.
This announcement includes forward-looking statements based on current expectations. Actual results may differ materially. These forward-looking statements involve a number of risks and uncertainties including, but not limited to, the possibility of continuing operating losses, the ability to adapt to rapid technological change, dependence on positioning systems and communication networks owned and controlled by others, the receipt and fulfillment of new orders for current products, the timely introduction and market acceptance of new products, the ability to fund future research and development activities, and the ability to establish and maintain strategic partner relationships.

XATA CORPORATION
CONDENSED BALANCE SHEETS
(Amounts in thousands)
(UNAUDITED)

	June 30,	September 30,
	2006	2005
Current assets
Cash and cash equivalents	$8,270	$6,473
Accounts receivable, net	4,844	7,812
Inventories	1,695	1,257
Deferred product costs	3,706	4,671
Prepaid expenses	343	204

Total current assets	18,858	20,417

Equipment and leasehold improvements, net	2,282	1,085
Deferred product costs, non-current	2,163	1,002

Total assets	$23,303	$22,504

Current liabilities
Bank line of credit	$—	$1,800
Note and capital lease obligations	113	—
Accounts payable	2,513	2,387
Accrued liabilities	2,461	2,171
Deferred revenue	6,730	7,774

Total current liabilities	11,817	14,132

Note and capital lease obligations, non-current	91	—
Deferred revenue, non-current	6,276	3,335

Total liabilities	18,184	17,467

Shareholders’ equity
Common stock	23,213	21,534
Preferred stock	9,424	9,105
Accumulated deficit	(27,518)	(25,602)

Total shareholders’ equity	5,119	5,037

Total liabilities and shareholders’ equity	$23,303	$22,504

XATA CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(UNUADITED)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Net sales	$7,447	$4,865	$22,288	$13,719

Cost of sales	4,437	2,494	12,739	7,382
Selling, general and administrative	2,784	2,645	8,476	7,078
Research and development	880	854	2,447	2,987

Total costs and expenses	8,101	5,993	23,662	17,447

Loss from operations	(654)	(1,128)	(1,374)	(3,728)
Interest and other income, net	95	29	129	85

Loss before income taxes	(559)	(1,099)	(1,245)	(3,643)
Income tax expense	—	—	—	—

Net loss	(559)	(1,099)	(1,245)	(3,643)

Preferred stock dividends and deemed dividends	(137)	(101)	(277)	(293)

Net loss to common shareholders	($696)	($1,200)	($1,522)	($3,936)

Net loss per common share — basic and diluted
Net loss to common shareholders	($0.09)	($0.17)	($0.21)	($0.55)

Weighted average common and common share equivalents
Basic & Diluted	7,539	7,262	7,415	7,188